Exhibit 99.1 NASDAQ:GFED www.gbankmo.com For Immediate Release

Contact:	Shaun A. Burke, President & CEO or Carter M. Peters, CFO 1341 W. Battlefield Springfield, MO 65807 417.520.4333

Guaranty Federal Bancshares, Inc.
Announces PRELIMINARY SECOND QUARTER 2013 Financial Results

SPRINGFIELD, MO – (July 15, 2013) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following results for its second quarter ended June 30, 2013.

Second Quarter 2013 Financial Highlights

●	Basic and diluted earnings per common share for the quarter increased to $0.50 and $0.49, respectively, compared to basic and diluted loss per common share of $(0.02) for the same quarter in 2012.
●	Net income increased to $1.6 million for the quarter compared to $344,000 for the same quarter in 2012. This is also an increase from the $953,000 earned in the first quarter of 2013.
●	Annualized return on average assets increased to .97% for the quarter compared to .21% for the same quarter in 2012.
●	Annualized return on average equity increased to 12.33% for the quarter compared to 2.16% for the same quarter in 2012.
●	Transaction deposit account balances as of June 30, 2013 increased $25.9 million, or 7%, since December 31, 2012.
●	Long-term borrowings (classified as non-core funding liabilities) decreased $30.1 million as of June 30, 2013 compared to December 31, 2012.

Net income for the second quarter ended June 30, 2013 was $1,567,000 as compared to $344,000 for the same quarter in 2012. This is also an increase from the $953,000 earned in the first quarter of 2013. After preferred stock dividends and accretion, diluted earnings per common share was $0.49 for the quarter, an increase from the loss per diluted common share of $(.02) during the same quarter in 2012 and an increase from the $.25 per diluted common share earned in the first quarter of 2013.

The following were key issues that contributed to the second quarter operating results compared to the same quarter in 2012 and the financial condition results compared to December 31, 2012:

Net interest income – Improvement in net interest income and margin continues to be a primary objective for the Company. However, economic conditions, weak loan demand and the prolonged low interest rate environment have made it difficult to increase balances in the loan portfolio. Total net loans have declined $7.4 million since December 31, 2012 and $14.2 million since June 30, 2012 which has had a negative impact on interest income and net interest margin. Despite the decline in loans, net interest income and margin have increased slightly over the prior year quarter due to the Company’s efforts in growing core deposits and reducing non-core liabilities. Also, the Company has benefited from the continued repricing of its deposit products in the latter half of 2012 and into 2013 as well as the interest expense reduction from eliminating $30.1 million of wholesale funding balances (Federal Home Loan Bank advances and repurchase agreements) during the six month period ended June 30, 2013. The average cost of funds for the quarter was .92% compared to 1.24% for the same quarter in 2012.

Non-interest income – Non-interest income increased $1.6 million during the quarter primarily due to the Company’s gains on investments and tax credit assets. In May 2013, the Company sold $3.7 million of investment securities and low-income housing tax credits for a gain of $1.5 million. With those proceeds and available cash, the Company prepaid a $15 million repurchase agreement (bearing annual interest at 2.60%) incurring a prepayment penalty of $1.5 million. The prepayment has allowed the Company to significantly reduce higher cost, non-core funding liabilities on its balance sheet and eliminate future annual interest expense of $390,000.

Non-interest expense – Non-interest expense increased $1.6 million over the prior year quarter primarily due to a $1.5 million prepayment penalty incurred on a structured transaction discussed above. All other non-interest expenses have been closely managed and controlled. Excluding the structured transaction, the Company’s efficiency ratio would have been 63.30% for the quarter, rather than 70.29%, and would have been an improvement over the same quarter in 2012.

Provision for loan loss expense and allowance for loan losses –Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expense of $250,000 during the quarter, a decrease from the $2.1 million recognized in the prior year quarter. The allowance for loan losses as of June 30, 2013 was 1.79% of gross loans outstanding (excluding mortgage loans held for sale) compared to 1.84% as of December 31, 2012.

Capital – At June 30, 2013, as compared to December 31, 2012, stockholders’ equity decreased $2.4 million, with a corresponding reduction in book value per common share of $.95 to $13.39. This is due to a few factors. First, stockholders’ equity increased for the six month period due to $2.1 million in net income after preferred stock dividends and accretion. However, other factors reduced stockholders’ equity. In May 2013, the Company completed a $2 million repurchase of the warrant issued to the United States Department of the Treasury in 2009 as part of its Troubled Asset Relief Program’s Capital Purchase Program. The Treasury no longer has any equity interest in the Company which eliminates any potential shareholder dilution that would have occurred had the warrant been exercised rather than repurchased. Also, as a result of increases in market interest rates on many debt securities during the quarter, the Company’s unrealized gains on available-for-sale securities declined $2.7 million at June 30, 2013 as compared to December 31, 2012. Despite the reduction in stockholders’ equity, the Company and the Bank’s regulatory capital ratios remain strong and well above regulatory requirements.

Non-performing assets – Compared to December 31, 2012, the Company experienced an improvement in nonperforming assets which were $19.7 million as of June 30, 2013. Nonperforming assets as a percentage of total assets was 3.08% as of June 30, 2013 compared to 3.01% as of December 31, 2012. The percentage increase is only due to the Company’s decline in total assets. Reducing non-performing assets has been and will continue to be a primary focus of the Company.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Gains on sales of available-for-sale securities
●	Losses on foreclosed assets held for sale
●	Gains on sales of Missouri low-income housing tax credits
●	Prepayment penalty on repurchase agreements
●	Charge for loss on deposit accounts
●	Provision for loan loss expense
●	Provision (credit) for income taxes

A reconciliation of the Company’s net income to its operating income for the three and six months ended June 30, 2013 and 2012 is set forth below.

	Three Months Ended		Six Months Ended
	30-Jun-13	30-Jun-12	30-Jun-13	30-Jun-12
	(Dollar amounts are in thousands)

Net income	$1,567	$344	$2,520	$1,179

Add back:
Provision (credit) for income taxes	521	(192)	753	(112)
Income before income taxes	2,088	152	3,273	1,067

Add back/(subtract):
Gains on investment securities	(116)	(70)	(205)	(107)
Loss on foreclosed assets held for sale	76	71	148	172
Gain on sale of low-income housing tax credits	(1,441)	-	(1,441)	-
Prepayment penalty on repurchase agreements	1,510	-	1,510	-
Loss on deposit accounts	-	-	231	-
Provision for loan loss expense	250	2,100	650	3,000
	279	2,101	893	3,065

Operating income	$2,367	$2,253	$4,166	$4,132

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and a Loan Production Office in Webster County. In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments. Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release. When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Such statements are subject to risks and uncertainties. Actual results of the Company’s operations could materially differ from those forward-looking comments. The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Financial Highlights:
	Three Months Ended		Six Months Ended
Operating Data:	30-Jun-13	30-Jun-12	30-Jun-13	30-Jun-12
	(Dollar amounts are in thousands, except per share data)

Total interest income	$6,467	$6,846	$12,886	$13,712
Total interest expense	1,281	1,732	2,709	3,582
Net interest income	5,186	5,114	10,177	10,130
Provision for loan losses	250	2,100	650	3,000
Net interest income after
provision for loan losses	4,936	3,014	9,527	7,130
Noninterest income	2,684	1,040	3,704	1,887
Noninterest expense	5,532	3,902	9,958	7,950

Income before income taxes	2,088	152	3,273	1,067
Provision (credit) for income taxes	521	(192)	753	(112)

Net income	$1,567	$344	$2,520	$1,179
Preferred stock dividends and discount accretion	198	398	397	679
Net income (loss) available to common shareholders	$1,369	$(54)	$2,123	$500

Basic income (loss) per common share	$0.50	$(0.02)	$0.78	$0.18
Diluted income (loss) per common share	$0.49	$(0.02)	$0.76	$0.17

Annualized return on average assets	0.97%	0.21%	0.78%	0.37%
Annualized return on average equity	12.33%	2.16%	9.91%	4.33%
Net interest margin	3.42%	3.39%	3.37%	3.38%
Efficiency ratio	70.29%	63.41%	71.74%	66.16%

	As of	As of
Financial Condition Data:	30-Jun-13	31-Dec-12

Cash and cash equivalents	$23,855	$41,663
Investments	109,349	102,162
Loans, net of allowance for loan losses
6/30/2013 - $8,377; 12/31/2012 - $8,740	460,943	468,376
Other assets	46,050	48,231
Total assets	$640,197	$660,432

Deposits	$511,889	$500,015
FHLB advances	52,950	68,050
Subordinated debentures	15,465	15,465
Securities sold under agreements to repurchase	10,000	25,000
Other liabilities	1,431	1,034
Total liabilities	591,735	609,564
Stockholders' equity	48,462	50,868
Total liabilities and stockholders' equity	$640,197	$660,432

Equity to assets ratio	7.57%	7.70%
Book value per common share	$13.39	$14.34
Nonperforming assets	$19,748	$19,861